EXHIBIT 5.01

June 6, 2005

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, California 95134-1706

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Cisco Systems, Inc., a California corporation (“Cisco” or the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about June 6, 2005 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,807,825 shares of Cisco’s Common Stock (the “Shares”), subject to issuance by Cisco upon the exercise of stock options granted under the Topspin Communications, Inc. 2000 Stock Plan, including the Employees’ Share Option Scheme – 2004 (a sub-plan of the Topspin Communications, Inc. 2000 Stock Plan) and assumed by Cisco in accordance with the terms of an Agreement and Plan of Merger dated April 13, 2005 by and among Cisco, a wholly-owned subsidiary of Cisco, and Topspin Communications, Inc. (the “Merger Agreement”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Restated Articles of Incorporation, certified by the California Secretary of State on May 3, 2005;

(2)	the Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on May 3, 2005;

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the Prospectus prepared in connection with the Registration Statement.

(5)	resolutions that a representative of the Company has represented to us were adopted at a meeting of the Acquisition Committee of the Company’s Board of Directors on May 26, 2005, furnished to us by the Company;

(6)	the stock records that the Company has provided to us (consisting of (i) a report from the Company’s transfer agent as of June 2, 2005 and a written update from the transfer agent to such report as of June 6, 2005, verifying the number of the Company’s issued and outstanding shares of capital stock as of that date, and (ii) a summary report from the Company, as of June 2, 2005 of outstanding options to

June 6, 2005

purchase the Company’s capital stock and stock reserved for issuance upon the exercise of options to be granted in the future, and a written update from the Company to such report as of June 3, 2005).

(7)	the Merger Agreement and all exhibits thereto, as well as the Certificate of Merger filed with the Delaware Secretary of State on May 16, 2005;

(8)	the Topspin Communications, Inc. 2000 Stock Plan, including the Employees’ Share Option Scheme – 2004 (a sub-plan to the Topspin Communications, Inc. 2000 Stock Plan) and the forms of notice of grant of stock option and stock option agreement thereunder; and

(9)	the form of Cisco’s Stock Option Assumption Agreement.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any such document and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Shares have been, or will be when issued, properly signed by authorized officers of the Company or their agents and that the stock option assumption agreements will be duly executed and delivered by all parties thereto.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from such documents. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of California.

Based upon the foregoing, it is our opinion that the 2,807,825 Shares that may be issued and sold by the Company upon the exercise of the options, when issued, sold and delivered in accordance with the applicable stock option agreements (including associated notices of stock option grant) and stock option assumption agreements entered into thereunder and in the manner and for the consideration stated in the Registration Statement and Prospectus will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus

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constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Daniel J. Winnike
Daniel J. Winnike, a Partner